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                                                               Exhibit 4(jjjjjj)

                                  AMENDMENT TO

                              JANUS INVESTMENT FUND

                          INVESTMENT ADVISORY AGREEMENT

                               JANUS RESEARCH FUND

     THIS AMENDMENT is made this 31st day of December, 2006, between JANUS INVESTMENT FUND, a Massachusetts business trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").

                                   WITNESSETH

     WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Research Fund (the "Fund"), dated December 2, 2004, amended January 1, 2006 and June 14, 2006 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act")) of any party to the Agreement, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

     WHEREAS, the parties have obtained Trustee approval on all matters and the affirmative vote of a majority of the outstanding securities of the Fund as set forth above with respect to material amendments to the investment advisory agreement; and

     WHEREAS, the name of Janus Research Fund has been changed to Janus Global Research Fund effective December 31, 2006; and

     WHEREAS, the benchmark index used for purposed of calculating the Performance Adjustment has been changed to the Morgan Stanley Capital International World Growth Index effective January 1, 2007; and

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

     1. All references to "Janus Research Fund" shall be replaced with "Janus Global Research Fund."

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     2. Section 5 of the Agreement shall be deleted in its entirety and replaced with the following:

          "5. Compensation. The Trust shall pay to JCM for its services pursuant to this Agreement a monthly base fee of 1/12 of 0.64% of the average daily closing net asset value of the Fund for any calendar month (the "Base Fee"), adjusted by a performance fee as set forth in Schedule A. For any period less than a month during which this Agreement is in effect, the Base Fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be."

     3. Schedule A of the Agreement shall be deleted in its entirety and replaced with the following effective January 1, 2007:

                                   SCHEDULE A
                             PERFORMANCE ADJUSTMENT
             (COMMENCING WITH MONTHLY FEES PAYABLE FOR JANUARY 2007)

     The monthly fee shall consist of the Base Fee, as adjusted based upon the investment performance of the Fund in relation to the cumulative investment record of one or more benchmark indexes over the "Performance Period" (such adjustment being referred to herein as the "Performance Adjustment") as described below. The "Performance Period" is defined as the shorter of: (a) the period from January 1, 2006 through the end of the month preceding the month for which the fee is being calculated; or (b) the 36 month period preceding the month for which the fee is being calculated.

     The Russell 1000 Index (the "Prior Index") is the benchmark through December 31, 2006; and the Morgan Stanley Capital International World Growth Index (the "Successor Index") is the benchmark commencing January 1, 2007. Therefore, in calculating the Performance Adjustment for any Performance Period that commences prior to January 1, 2007, the Prior Index shall be used for that portion of the period preceding that date, and, for any Performance Period that ends after December 31, 2006, the Successor Index shall be used for that portion of the period subsequent to that date.

     The Performance Adjustment for any month commencing in January 2007 shall be derived from the difference between: (1) the positive or negative Total Return of the Measuring Class of shares of the Fund over the Performance Period ending at the end of the next preceding month, less (2) the positive or negative percentage change in the benchmark index over that period (or sum of the percentage changes in the benchmark indexes if two benchmarks are used during that period). If the difference is less than a positive or negative 0.50%, the Fund shall pay the Base Fee for that month, without a Performance Adjustment. If the difference is 0.50% or more, the Fund shall pay the Base Fee plus or minus a Performance Adjustment of 1/12 of 0.0125% (or approximately 0.00104%) for each full positive or negative 0.50% of the Performance Adjustment multiplied by the average daily net assets of the Fund during the Performance Period, provided, however, that a Performance Adjustment for any month shall not exceed 1/12 of ..15% (or 0.0125%) of the average net assets during the Performance Period.

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     For purposes of computing the Base Fee and any adjustment, net assets are averaged over different periods (average daily net assets during the relevant month for the Base Fee versus average daily net assets during the Performance Period for the adjustment). The Base Fee is calculated and accrued daily. The adjustment is calculated monthly in arrears and is accrued evenly each day throughout the month. The investment advisory fee is paid monthly in arrears.

     The average daily net asset value of the Fund, or any class thereof, shall be determined in the manner set forth in the Trust's Amended and Restated Agreement and Declaration of Trust, Amended and Restated Bylaws and registration statement, each as may be amended from time to time.

     The Total Return of the Measuring Class of shares of the Fund will be the sum of:

     (1) the change in the net asset value per share of the Measuring Class ("NAV") during the Performance Period; plus

     (2) the value of the per share distributions accumulated on the Measuring Class during the Performance Period; plus

     (3) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period;

expressed as a percentage of the Fund's NAV per share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Fund at the NAV in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

     The change in the benchmark index or indexes will be the sum of:

     (1) the change in the level of the index (or the blended change in the level of the indexes, as applicable) during the Performance Period; plus

     (2) the value, computed consistently with the index, of cash distributions made by companies whose securities comprise the index accumulated to the end of the Performance Period (or, as applicable, the value of cash distributions made by companies whose securities comprise the Prior Index, accumulated through December 31, 2006, plus the value of cash distributions made by companies whose securities comprise the Successor Index, accumulated on and after January 1, 2007 to the end of the Performance Period, in each computed consistently with the respective index), expressed as a percentage of the index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the index shall be treated as reinvested in the index at least as frequently as the end of each calendar quarter following the payment of the dividend.

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     The "Measuring Class" of shares of the Fund shall initially be the oldest class of shares. From time to time, the Trustees may, by vote of the Trustees of the Trust voting in person, including a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such parties, determine that a different class of shares of the Fund is the most appropriate for use in calculating the Performance Adjustment. If a different class of shares ("Successor Class") is substituted in calculating the Performance Adjustment, the use of that Successor Class of shares for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as such Successor Class was outstanding at the beginning of such period. If the Successor Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the Performance Period shall be calculated using the class of shares previously designated.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                        JANUS CAPITAL MANAGEMENT LLC


                                        By: /s/ David R. Martin
                                            ------------------------------------
                                            David R. Martin
                                            Chief Financial Officer and
                                            Executive Vice President


                                        JANUS INVESTMENT FUND


                                        By: /s/ Stephanie Grauerholz-Lofton
                                            ------------------------------------
                                            Stephanie Grauerholz-Lofton
                                            Vice President and Secretary